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       Casual Male Announces Increase of 9.2% in Comparable Store
                  Sales for First Quarter Fiscal 2004



CANTON, Mass., May 6, 2004 -- Casual Male Retail Group, Inc.
(NASDAQ/NMS: "CMRG" -), retail brand operator of Casual Male Big & Tall, the exclusive retailer of the Comfort Zone by George Foreman(R), GF Sport by George Foreman(R), and Signature Collection by
George Foreman(R), today announced its sales results for the first quarter ended May 1, 2004.

Casual Male Big & Tall sales for the first quarter of fiscal 2004 were approximately $78.2 million compared to the prior year's first quarter of $72.8 million. Comparable store sales for the first quarter of fiscal 2004 increased 9.2%. CMRG's sales for its Other Branded Apparel Businesses, including its Levi's(R)/Dockers(R) Outlet stores and Ecko Unltd.(R) outlet and retail stores for the first quarter of fiscal 2004 were approximately $25.7 million compared to the prior year of $19.5 million. These results exclude sales of $0.8 million for the first quarter fiscal 2004, from 3 stores which closed during first quarter of fiscal 2004. Similarly,first quarter results for fiscal 2003, exclude sales of approximately $7.7 million for the 27 stores that have closed since the beginning of fiscal 2003. Operating results for closed stores are treated as discontinued operations and therefore excluded from continuing operations.

"Casual Male's strong sales performance in the first quarter was a direct result of the national launch of the Comfort Zone by George Foreman(R) line of clothing. We are proud to report that the line has been selling extremely well, representing approximately 12% of Casual Male sales in the first quarter, significantly outselling its predecessor private label versions by as much as 50%. Although tested in only 60 stores this spring, our premium line, the Signature Collection by George Foreman(R) is performing well beyond our expectations and we therefore, plan to expand the number of stores offering this assortment to 150 stores in the Fall. We are aggressively expanding all three George Foreman lines of clothing for Fall 04," stated David A. Levin, President and Chief Executive Officer of CMRG, "Most importantly we saw improvement in sales across all areas of our business due to the many new merchandising initiatives we rolled out. Key improvements in areas such as the addition of suit separates in all stores, size extensions and key item purchases, have all helped to have positive impact on improving our total sales overall. We had a terrific quarter, and look forward to continued positive performance throughout the remainder of '04."

Dennis R. Hernreich, Executive Vice President and COO/CFO of CMRG, added, "To support the national launch of the George Foreman line of clothing, Casual Male boosted its marketing spend in the first quarter by over $3.5 million in institutional television advertising. This advertising investment in the first quarter was necessary to help establish the George Foreman men's apparel brand and is expected to generate significant increases in Casual Male's sales and market share over the long term, but with little benefit in the first quarter. Therefore, while Casual Male's gross margin rates are within our planned expectations, earnings per share in the first quarter will be less than last year".

CMRG will conduct a conference call to discuss its first quarter earnings results on Thursday, May 20, 2004 at 11:00 a.m. Eastern Time at www.casualmale.com/investor. The call will be archived online within one hour after its completion. Participating in the call will be Seymour Holtzman, Chairman; David Levin, President and Chief Executive Officer and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

CMRG, the largest retailer of big and tall men's apparel, operates 487 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual
Male catalog business, 55 Levi's(R) Outlet by Designs and Dockers(R) Outlet by Designs stores and 25 Ecko Unltd(R) outlet and retail stores located throughout the United States and Puerto Rico. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company. The Company does not report on its progress during a quarter until after the quarter has been completed and its results have been appropriately disclosed.

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